Exhibit 99.1

Four Oaks Bank Ranks In The Top 200 Community Banks By US Banker Magazine

FOUR OAKS, N.C.--(BUSINESS WIRE)--June 2, 2009--Four Oaks Fincorp, Inc. (OTCBB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announces that US Banker magazine has ranked it among the top 200 community banks in the United States based on its 3-year average Return On Equity (ROE). The magazine's article entitled "Slow and Steady Wins the Race" in its June 2009 issue revealed the results of its research and ranking in a list of the top 200 community banks. Ranked #189, Four Oaks Fincorp, Inc., headquartered in Four Oaks, NC, was one of only seven North Carolina community banks to make the list.

"We are very excited to receive national recognition of our bank and its operations," says Ayden R. Lee, Jr. Chairman, CEO and President of Four Oaks Bank, "especially during a global recession while experiencing depressed earnings and stock prices. We are well-capitalized as determined by bank regulations. We are very proud of our team of banking professionals and directors who work diligently to make our bank a great value for our investors and a valued resource for our customers."

Four Oaks Bank was established in 1912 and currently has 17 locations in Johnston, Wake, Harnett, Lee, Moore, Richmond, Duplin and Sampson counties.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer, or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177